Exhibit 99

NEWS

From Beacon Roofing Supply, Inc., Peabody, Mass.	For Use Upon Receipt

Beacon Roofing Supply Appoints Joseph M. Nowicki as Chief Financial Officer

Peabody, Mass.-(BUSINESS WIRE)-March 6, 2013—Beacon Roofing Supply, Inc. (NASDAQ: BECN) (“Beacon” or the “Company”) announced today that Joseph M. Nowicki has accepted the position of Executive Vice President, Chief Financial Officer and Treasurer of Beacon effective March 25, 2013. Mr. Nowicki will oversee Finance, Information Technology and Investor Relations and will be located in our Herndon, VA office.

Mr. Nowicki has been the Chief Financial Officer and Treasurer for Spartan Motors, Inc. (NASDAQ: SPAR) (“Spartan”), a public company, since June 2009. Spartan designs, engineers, manufactures, and distributes specialty chassis, specialty vehicles, truck bodies and aftermarket parts for the recreational vehicle, emergency response, government services, defense, and delivery and service markets. Spartan reported annual sales of $471 million for 2012. Prior to his tenure with Spartan, Mr. Nowicki was with Herman Miller, Inc. from 1992 through 2009 where he held progressive financial roles, lastly as Vice President, Investor Relations and Treasurer. Mr. Nowicki also held past financial positions with IBM and General Motors. He is a Certified Public Accountant and holds a Bachelor of Science degree in Accounting from Canisius College and an MBA from the University of Michigan. He will be relocating along with his wife, Tammy, to the Herndon, VA area.

Paul Isabella, the Company’s President & Chief Executive Officer, stated: “Joe has a strong history of leading the finance function and has very broad base experience that makes him a perfect fit for Beacon. We feel very fortunate to bring a talented executive with his depth of financial, operations and continuous improvement experience to our team. Joe’s extensive background and leadership experience will be an important asset to us as we continue to grow. Under his guidance and oversight, our strong finance and IT teams and disciplined financial culture will continue to serve the Company well in the years ahead.”

Mr. Nowicki stated: “I am very excited about joining Beacon and I look forward to helping the leadership team continue their growth and track record of consistent profitability. I am impressed with their leadership team and past accomplishments, including their successful integration of many acquisitions. The Company is highly respected in the industry and has a strong balance sheet and sound infrastructure. Beacon is positioned nicely for continued expansion across North America and I intend to use my skills and past experiences to facilitate that growth in the future along with driving overall business improvements.”

About Beacon Roofing Supply Inc.:

Beacon Roofing Supply, Inc. is a leading distributor of roofing materials and complementary building products, operating 228 branches in 38 states in the United States and across Canada. The Company’s fiscal year 2012 sales exceeded $2 billion.

SOURCE: Beacon Roofing Supply

Paul Isabella, 571-323-3944

pmisabella@beaconroofingsupply.com

Forward-Looking Statements: This release contains information about management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the "Risk Factors" section of the Company's latest Form 10-K. In addition, the forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this press release.